Contact: Sherry Lauderback Tel 734.591.7374 Fax 734.591.4503 lauderbacks@valassis.com 19975 Victor Parkway Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

 Valassis Announces Financial Results for the Second Quarter Ended June 30, 2007

Livonia, Mich., July 31, 2007: Valassis (NYSE: VCI) today announced financial results for the second quarter ended June 30, 2007. The company reported quarterly revenues of $612.1 million, up 134.9% from the second quarter of 2006, due to the acquisition of ADVO, Inc. (ADVO) that was completed on March 2, 2007. Second-quarter net earnings were $9.8 million, or $0.20 in earnings per share (EPS). For the second quarter, operating income was $40.6 million and adjusted EBITDA* was $63.1 million. Adjusted free cash flow* was $25.1 million for the quarter.

“Since the close of the ADVO acquisition on March 2, we have been extremely pleased with our efforts to reduce costs and capital expenditures as we focus on maximizing free cash flow,” said Alan F. Schultz, Valassis Chairman, President and CEO. “We expect to see the incremental benefits from our optimization efforts during the next 12 months, with the expected realization of revenue synergies beginning in the second half of 2008.

“Second quarter adjusted EBITDA was below our internal projections due to revenue shortfalls. As a result of reducing our revenue projections, we have lowered our previously announced 2007 adjusted EBITDA* guidance from $255 million to $241 million. Going forward, we expect to complete the sales integration process by Jan. 1, 2008. In addition, a new comprehensive targeting system will be completed during the second quarter of 2008. This proprietary system will provide scalable, multi-product solutions, enabling us to accelerate cross-selling opportunities.

“Let me share with you some of our recent accomplishments:
•
Successfully transitioned to a new ADVO ShopWise® wrap format, eliminating the detached address label (DAL) by printing the consumer address on the wrap. This transition has enabled us to avoid a double-digit postal rate increase and has set the stage to being able to target shared mail at the household level.

•
Started printing ADVO’s shared mail wrap at the Valassis Durham printing facility during the last week of June. We expect to be producing the vast majority of the wrap in our printing facilities starting in the fourth quarter of 2007, saving approximately $8 million on an annualized basis.

•	Announced the shutdown of the weekend shared mail program in Southern California outside of the newspaper alliance footprint, as well as the second in-home date in Las Vegas.
•	Announced the shutdown of the Columbia, Maryland and Los Angeles II ADVO production facilities to drive efficiencies.
•	Announced the closure of ADVO’s unprofitable New Jersey Shopper Guide product with the goal of transitioning any remaining customers into existing shared mail products.
•	Improved ADVO’s shared mail gross margin percentage to 22.6% and lowered the amount of unused postage to 22%.
•	Continued to reduce accounts receivable at ADVO, reducing days sales outstanding (DSO) from 51 as of Dec. 31, 2006 to 44 as of June 30, 2007.
•
Reduced combined company capital expenditures for the second quarter to $6.6 million. ADVO capital expenditures for the second quarter totaled $2.3 million, significantly lower than its historical quarterly run-rate.

•	Made a second $25.0 million voluntary payment on the term loan B of our senior secured credit facility in July.
•	Entered into two interest rate swaps converting a total of $480.0 million, or approximately 89%, of the floating-rate term loan B debt to a lower, fixed effective rate of 6.8%.
•
Strengthened the strategic alliance with Insignia Systems, Inc., a marketer of in-store promotions, which expands Valassis’ role to secure and service retail customers. In July, Valassis also received warrants to purchase 800,000 shares of Insignia stock.

•	Executed first mobile marketing program during the second quarter of 2007 helping our client reach consumers how, when and where they want.”

*Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found in the “Reconciliation of Non-GAAP Measures” schedule following the financial statements accompanying this press release, which should be thoroughly reviewed.

VCI 2Q07 Earnings

Outlook
Management noted that unlike the legacy Valassis business which had a relatively high degree of visibility given the amount and the way in which business is contracted, the combined business with the acquisition of ADVO is much less predictable. This is due to the significant operating leverage, movement in business primarily within the ADVO shared mail product, and the timing and manner in which management is able to see sales in progress. In any particular period, transactional fluctuations in the amount, timing, pages, weight and types of advertising pieces distributed by ADVO’s customers can vary significantly. These fluctuations can make it difficult to predict and can materially affect revenue and profit results.

As a result of the current revenue forecast, the company updated its 2007 revenue and adjusted EBITDA* guidance from its guidance provided on May 3, 2007. The following figures represent a full-year for Valassis and the period of March 2, 2007 through Dec. 31, 2007 for ADVO.
•	Revenue of $2.22 billion to $2.25 billion, down from $2.25 billion to $2.35 billion; and
•
Adjusted EBITDA* of approximately $241.0 million, down from $255.0 million (includes cost synergies, but does not include one-time expenses associated with cost-to-achieve synergies). Expected one-time cost-to-achieve synergies of $25.0 million to be incurred in 2007, which includes $10.5 million of capital expenditures.

In addition, the company made the following adjustments:
•	Expected cost synergies of $20.0 million for 2007. The company has increased the cost synergies expected for 2008 from $32.0 million to $36.0 million;
•
Expected capital expenditures of $53.6 million for 2007 was lowered to less than $50.0 million for 2007. Capital expenditures for 2008 through 2011 are expected to be approximately $35.0 million each year; and

•	Expected tax rate for 2007 has increased from 37.2% to 37.8%.

Business Segment Discussion
•
Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the second quarter were $98.7 million, down 15.6% from the second quarter of 2006, due to an approximately 10% reduction in FSI pricing and a 4.6% decline in industry volume, coupled with a slight decrease in market share. Industry page volume for the first six months of 2007 was down 1.3%. Management noted that FSI cost of goods sold was down slightly for the quarter on a cost per thousand (CPM) basis. Segment profit for the quarter was $5.4 million.

•
Neighborhood Targeted Products: As of Jan. 1, 2007, the Neighborhood Targeted segment includes the Run of Press (ROP) business, previously reported as a separate business segment. Revenues for the second quarter were $120.2 million, up 18.1% from the pro-forma prior year quarter. Segment profits were up 62.9% to $14.5 million for the quarter. The growth is due to increases in ROP, polybags/sampling and preprints primarily in the telecommunications, consumer packaged goods, financial services and grocery retail customer verticals.

•
Household Targeted Products: Household Targeted product revenues for the second quarter were $12.7 million, down 10.6% from the second quarter of 2006, due to continued softness in solo direct mail programs. Segment profit was $500,000 for the quarter. During the quarter, $700,000 in expenses associated with the company’s investment in its new interactive initiatives were incurred and charged against earnings in this segment.

•
International & Services: International & Services revenues are comprised of NCH Marketing Services, Valassis Canada, Promotion Watch and in-store. International & Services reported revenues of $29.0 million for the second quarter, up 5.1%, due to higher coupon clearing volumes in the United States and the United Kingdom, and our in-store initiative. Segment profits were $1.9 million, down 13.6% from the prior year quarter, driven by a decline in profits of Valassis Canada and incremental costs of approximately $543,000 aimed at improving efficiencies in our European operations. Excluding the costs associated with this project, segment profits for the quarter were $2.4 million, up 9.1% over the prior year quarter.

•
ADVO: ADVO revenues for the second quarter were $351.5 million, down 9.1% from the second calendar quarter of 2006. During the second calendar quarter of 2007, ADVO had one less week than the second calendar quarter of 2006 resulting from ADVO’s historical 52/53 week accounting cycle. Excluding this extra week, revenues were down 4.6% and packages were down 0.5%. As a result of eliminating packages with higher percentages of unused postage, unused postage as a percentage of base postage decreased 1.1 percentage points from the prior year quarter. Advertising pieces were down 5.5% due to the reduction in packages, a reduction in Missing Child Card pieces (driven by the shift from a detached address label to printing the consumer address on the wrap) and a decline in insert volume resulting from grocery customer consolidation. As a result, pieces per package were down 5.4% for the quarter. Revenue per thousand pieces was up slightly due to the reduction in the lower priced Missing Child Card product and the partial quarter impact of the postal rate pass-through, offset in part by a shift to lighter weight products from the grocery customer category. The progress made in improving the ADVO cost structure and optimizing packages/profiles resulted in the shared mail gross margin percentage increasing to 22.6%, versus 21.4% in the prior year second quarter and 18.4% for the first quarter of 2007. Segment profit was $19.4 million for the quarter.

VCI 2Q07 Earnings

Segment Results Summary
	Quarter Ended June 30,
Revenue by Segment (in millions)	2007	2006	% Change
Free-standing Insert	$98.7	$117.0	-15.6%
Neighborhood Targeted(1)	$120.2	$101.8	18.1%
Household Targeted	$12.7	$14.2	-10.6%
International & Services	$29.0	$27.6	5.1%
ADVO(2)	$351.5	n/a	n/a
Total Revenue	$612.1	$260.6	134.9%

	Quarter Ended June 30,
Segment Profit (in millions)	2007	2006	% Change
Free-standing Insert	$5.4	$20.8	-74.0%
Neighborhood Targeted(1)	$14.5	$8.9	62.9%
Household Targeted	$0.5	$0.1	400.0%
International & Services	$1.9	$2.2	-13.6%
ADVO(2)	$19.4	n/a	n/a
Total Segment Profit	$41.7	$32.0	30.3%

1 Effective Jan. 1, 2007, the Neighborhood Targeted includes the Run of Press business.
2 Valassis acquired ADVO on March 2, 2007.

Conference Call Information
Valassis will hold an investor call today to discuss its second-quarter results at 11 a.m. (EDT). The call-in number is (800) 218-0530. The call will simulcast on Valassis’ Web site, at http://www.valassis.com, and replay through Aug. 13, 2007 at (800) 405-2236, pass code 11072110. This earnings release and the webcast will be archived on Valassis’ Web site under “Investor.”

About Valassis
Valassis is the nation’s leading marketing services company, offering unique and diverse media plans with the most comprehensive product and customer portfolio in the industry. The company offers products and services including: newspaper-delivered promotions such as inserts, sampling, polybags and on-page advertisements; shared mail; direct mail; in-store marketing; direct-to-door advertising and sampling; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; promotion planning; and analytic services. We reach over 60 million households through weekly newspaper distribution and 90% of U.S. homes through shared mail distribution. The company has relationships with more than 15,000 advertisers worldwide in various industries, representing 96 of the top 100 U.S. advertisers. With global headquarters in Livonia, Michigan, the company employs approximately 7,500 associates in 22 states and nine countries and is widely recognized for its associate and corporate citizenship programs. Valassis companies include ADVO, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

VCI 2Q07 Earnings

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper or postal costs; changes which affect the businesses of the Company’s customers and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the ADVO acquisition and integrating ADVO’s operations may be greater than expected; the Company’s substantial indebtedness, and its ability to incur additional indebtedness, may affect the Company’s financial health; certain covenants in the Company’s debt documents could adversely restrict the Company’s financial and operating flexibility; fluctuations in the amount, timing, pages and weight, and kinds of advertising pieces from period to period, due to a change in the Company’s customers’ promotional needs, inventories and other factors; the Company’s failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company’s borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company’s business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company’s business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 2Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)
Assets	June 30,	Dec. 31,
	2007	2006

Current assets:

Cash and cash equivalents	$135,831	$52,619
Auction-rate securities	-	102,533
Accounts receivable	456,973	339,079
Inventories	36,665	25,834
Refundable income taxes	11,615	3,957
Deferred income taxes	18,050	1,789
Other	23,752	16,681

Total current assets	682,886	542,492

Property, plant and equipment, at cost	487,964	262,876

Less accumulated depreciation	(174,733)	(153,490)

Net property, plant and equipment	313,231	109,386

Intangible assets	1,217,374	208,689

Less accumulated amortization	(78,500)	(75,280)

Net intangible assets	1,138,874	133,409

Investments	6,802	4,899

Other assets	29,658	11,240

Total assets	$2,171,451	$801,426

More tables to follow . . .

VCI 2Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

Liabilities and Stockholders' Equity	June 30,	Dec. 31,
	2007	2006

Current liabilities:

Accounts payable and accruals	$412,975	$312,962
Progress billings	51,253	49,258

Total current liabilities	464,228	362,220

Long-term debt	1,363,473	259,931
Other liabilities	11,186	8,195
Deferred income taxes	139,876	3,506

Stockholders' equity:

Common stock	633	633
Additional paid-in capital	47,754	44,225
Retained earnings	655,270	638,209
Treasury stock	(520,227)	(520,227)
Accumulated other comprehensive gain	9,258	4,734

Total stockholders' equity	192,688	167,574

Total liabilities and stockholders' equity	$2,171,451	$801,426

More tables to follow . . .

VCI 2Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended	Quarter Ended
	June 30,	June 30,	%
	2007	2006	Change

Revenue	$612,147	$260,593	+ 134.9%

Costs and expenses:
Costs of products sold	472,822	197,972	+ 138.8%
Selling, general and administrative	96,364	30,515	+ 215.8%
Amortization	2,312	138	+ 1575.4%
Total costs and expenses	571,498	228,625	+ 150.0%

Operating income	40,649	31,968	+ 27.2%

Other expenses and income:
Interest expense	25,228	2,216	+ 1038.4%
Other (income) and expenses	(1,485)	(728)	+ 104.0%
Total other expenses and (income)	23,743	1,488	+ 1495.6%

Earnings before income taxes	16,906	30,480	- 44.5%

Income taxes	7,130	10,791	- 33.9%

Net earnings	$9,776	$19,689	- 50.3%

Net earnings per common share, diluted	$0.20	$0.41	- 51.2%

Weighted average shares outstanding, diluted	47,880	47,863	+ 0.0%

Supplementary Data
Amortization	$2,312	$138
Depreciation	15,564	3,542
Capital expenditures	6,610	2,552

More tables to follow . . .

VCI 2Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Six Months Ended	Six Months Ended
	June 30,	June 30,	%
	2007	2006	Change

Revenue	$973,451	$508,238	+ 91.5%

Costs and expenses:
Costs of products sold	751,839	383,241	+ 96.2%
Selling, general and administrative	150,890	63,255	+ 138.5%
Amortization	3,220	278	+ 1058.3%
Total costs and expenses	905,949	446,774	+ 102.8%

Operating income	67,502	61,464	+ 9.8%

Other expenses and income:
Interest expense	35,847	5,071	+ 606.9%
Other (income) and expenses	(3,663)	(2,082)	+ 75.9%
Total other expenses and (income)	32,184	2,989	+ 976.7%

Earnings before income taxes	35,318	58,475	- 39.6%

Income taxes	14,309	20,729	- 31.0%

Net earnings	$21,009	$37,746	- 44.3%

Net earnings per common share, diluted	$0.44	$0.79	- 44.3%

Weighted average shares outstanding, diluted	47,879	47,812	+ 0.1%

Supplementary Data
Amortization	$3,220	$278
Depreciation	22,062	7,081
Capital expenditures	12,225	4,386

More tables to follow . . .

VCI 2Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Reconciliation of Non-GAAP Measures
Quarter Ended June 30, 2007
(in thousands)

Reconciliation of Net Earnings to Adjusted EBITDA and Cash Flow from Operations

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2007	2007

Net Earnings - GAAP	$9,776	$21,009

plus: Income taxes	7,130	14,309
Interest and other expense, net	23,743	32,184
Depreciation and amortization	17,876	25,282

EBITDA	$58,525	$92,784

Acquisition/litigation-related expenses	1,082	1,987
Stock-based compensation expense (SFAS No. 123R)	1,777	3,530
Amortization of customer contract incentive	1,215	2,430
Asset write-off charge	-	1,460
Restructuring costs	543	543

Adjusted EBITDA	$63,142	$102,734

Interest and other expense, net	(23,743)	(32,184)
Income taxes	(7,130)	(14,309)
Acquisition/litigation-related expenses	(1,082)	(1,987)
Restructuring costs	(543)	(543)
Changes in operating assets and liabilities	(73)	42,996

Cash Flow from Operations	$30,571	$96,707

Reconciliation of Net Earnings to Adjusted Free Cash Flow

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2007	2007

Net Earnings	$9,776	$21,009

Depreciation	15,564	22,062
Amortization	2,312	3,220
Acquisition/litigation-related expenses	1,082	1,987
Stock-based compensation expense (SFAS No. 123R)	1,777	3,530
Amortization of customer contract incentive	1,215	2,430
Asset write-off charge	-	1,460
Capital expenditures	(6,610)	(12,225)

Adjusted Free Cash Flow	$25,116	$43,473

VCI 2Q07 Earnings

*We define adjusted EBITDA as net earnings before net interest and related expenses, income taxes, depreciation, amortization, acquisition/litigation-related expenses, stock-based compensation expense associated with SFAS No. 123R, amortization of a customer contract incentive and other non-cash charges. We define adjusted free cash flow as net earnings plus depreciation, amortization, stock-based compensation expense, acquisition/litigation-related expenses and other non-cash items, less capital expenditures. Adjusted EBITDA and adjusted free cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA and adjusted free cash flow may be useful in assessing our operating performance and our ability to meet our debt service requirements. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•
adjusted free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from adjusted free cash flow;

•	adjusted free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt; and
•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA and adjusted free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only as a supplement.

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